                                                                   Exhibit 10.44


                                  March 8, 2005

Mr. Gregory J. Eisenhauer

      Re:    Additional Compensation Arrangements

Dear Greg:

      I am pleased to advise You that in recognition and consideration of your service to the ProxyMed, Inc. (the "Company") the Board of Directors of the Company has approved several amendments to your current compensation plan. This letter will confirm our agreement to amend your current Employment Agreement with the Company ("Agreement"), as discussed herein.

  1. Retention Bonus. In the event of a combination (including a tender offer, merger, sale or exchange of 50% or more of the outstanding capital stock of the Company, or sale of all or substantially all of its assets or otherwise) of the Company with another party or a recapitalization of the Company or similar restructuring (a "Strategic Transaction"), You will be eligible to receive a lump sum bonus payment ("Retention Bonus") from the Company in the amount of $100,000. This Retention Bonus will be due and payable in cash upon the closing of a definitive transaction ("Closing"), or in the case of a transaction involving a tender offer or other purchase or sale of stock, when control of 50% or more of the Company's outstanding common stock is acquired by an entity other than a current stockholder. In order to qualify for the Retention Bonus, You must remain an active employee through the time of the Closing (other than termination of your employment by the Company Without Cause), and cooperate fully with the Company in the completion of the Strategic Transaction. You should expect that in almost all situations, this bonus will be fully taxable, and consult with your tax adviser for your situation. The Retention Bonus set forth in this paragraph is in lieu of and supersedes any prior arrangement between You and the Company with respect to a bonus payable upon a merger, reorganization or change of control of the Company or other Strategic Transaction, including the Merger/Buyout Bonus plan approved by the Compensation Committee of the Company on January 23, 2002 (the "Existing Bonus Plan"). All bonuses previously granted by the Company to You pursuant to the Existing Bonus Plan are hereby cancelled and terminated.

                                                          ProxyMed - Page 2 of 2

  2. Extension of Without Cause Payment. Notwithstanding any shorter period set forth in your Agreement, the period during which you shall be entitled to receive Without Cause Separation Pay (as defined in the Agreement) shall continue for a total period of not less than six (6) months from the date of termination as set forth in the Agreement. In addition to the foregoing, you shall entitled to written notice no less than 90 days prior to the effective date of any Without Cause (as defined in the Agreement) termination of your employment with the Company. In order to qualify for the extension set forth in this paragraph, you must continue to cooperate fully with, and as reasonably requested by, the Company during the ninety (90) day notice period in the routine business of the Company and completion of a Strategic Transaction.

  Kindly indicate Your agreement and acceptance of the terms of this bonus letter by executing below, and returning a fully executed copy of this letter to me at the address above.

                                             Very truly yours,

                                             PROXYMED, INC.

                                             /s/ David Edward Oles

                                             David Edward Oles
                                             Senior Vice President & Secretary

By signing below, You accept and agree as stated above:

       /s/ Gregory J. Eisenhauer
---------------------------------

cc:    Kevin M. McNamara, CEO